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                                                                   EXHIBIT 5.1



                                                January 13, 1998




Commercial Credit Company
300 St. Paul Place
Baltimore, MD  21202

Ladies & Gentlemen:


          I am Vice President, General Counsel, Consumer Financial Service and Assistant Secretary of Commercial Credit Company, a Delaware corporation (the "Company"). I refer to the proposed registration by the Company under the Securities Act of 1933, as amended (the "Act") of $2,000,000,000 aggregate principal amount of the Company's proposed debt securities (the "Securities"), under a registration statement on Form S-3 filed on or about the date hereof (the "Registration Statement").


          I, or attorneys under my supervision, have examined and am familiar with originals, or copies certified or otherwise identified to my satisfaction, of such corporate records of the Company, certificates or documents as I have deemed appropriate as a basis for the opinions expressed below. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

          Based upon the foregoing, I am of the opinion that:

          1. The Company is a duly organized and existing corporation under the laws of the State of Delaware.


          2. Assuming the taking of appropriate further corporate action by the Company, the effectiveness of the Registration Statement under the Act, the due execution and delivery of the Securities on behalf of the Company, the due authentication of the Securities by Citibank, N.A. (the Trustee under the Indenture dated as of December 1, 1986, as supplemented by the First Supplemental Indenture dated as of June 13, 1990 (as supplemented, the "Indenture") between the Company and Citibank, N.A.), or any successor Trustee under the Indenture, and the sale and delivery of the Securities at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the Prospectus referred to therein, the Securities will thereupon be legal, valid and binding obligations of the Company and will be entitled to the benefits of such Indenture.


          My opinion is limited to matters governed by the Federal laws of the United States of America, the laws of the state of

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Commercial Credit Company
January 13, 1998

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New York and the General Corporation Law of the state of Delaware.  I am not admitted to the practice of law in the states of New York and Delaware; however, members of the Travelers Group Inc. who have assisted me in this transaction are admitted to practice in New York.

          I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters." In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                Very truly yours,

                                /s/ A. Keith McClung, Jr.

                                A. KEITH MCCLUNG, JR.